Enterprise CPAs, Ltd.
Certified Public Accountants
209 West 23rd Street, Suite 2
Chicago, IL 60616
Telephone (312) 326-3412

To the Board of Directors
Yaboo, Inc.

We hereby consent to the incorporation in this Registration Statement on Form S-1, of our audited report dated on May 12, 2010 for the balance sheets of Yaboo, Inc. as of December 31, 2009, and the related consolidated statements of loss, shareholders’ equity, and statements of cash flows for year ended December 31, 2009, the cumulative period August 11, 2008 (date of inception) through December 31, 2009.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Enterprise CPAs, Ltd.

Enterprise CPAs, Ltd.
Certified Public Accountants
Chicago, IL

May 12, 2010